UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2010

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 308-4200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On July 28, 2010, the Board of Directors of SMF Energy Corporation (the “Company”) approved a share repurchase program (the “Program”) under which the Company may elect to purchase up to five percent (5%) of its outstanding capital stock, or approximately 435,000 shares of common stock or common stock equivalents.  Repurchases of capital stock, including shares of common stock and Series D convertible preferred stock, will be made on the open market at prevailing market prices or in block trades, subject to the restrictions relating to volume, price, and timing set forth in Securities Exchange Act of 1934 Rule 10b-18, or in privately negotiated transactions.  The Company will fund the repurchases from its available cash under its revolving line of credit with its principal lender, Wells Fargo Bank, N.A., successor-in-interest to Wachovia Bank, N.A. (“the Lender”).  A copy of the press release announcing the Program is provided as Exhibit 99.1 to this report and incorporated by reference herein.

The Lender’s consent to the Program is required by Section 9.11 of the Loan and Security Agreement dated September 26, 2002, filed as Exhibit 99.1 to the Company’s Form 8-K dated September 30, 2002, as amended (the “Loan Agreement”).  On July 1, 2010, the Lender granted that consent, conditioned upon the Company’s maintenance of (i) a ratio of EBITDA to Fixed Charges of 1.3 to 1.0, based on the most recent twelve (12) month period for which financial statements have been provided to the Lender, after giving pro forma effect to any repurchases; and (ii) Excess Availability of at least $2.25 million (A) immediately after making any repurchase and (B) for the ninety (90) days preceding any repurchase.  Subject to these conditions, the Lender approved a total of $840,000 in capital stock repurchases by the Company under the Program, including up to $200,000 in any one fiscal quarter.  The terms “EBITDA”, “Fixed Charges” and “Excess Availability” are used as they are defined in the Loan Agreement.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Press release, dated August 3, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	SMF ENERGY CORPORATION

	By:	/s/ Richard E. Gathright
Richard E. Gathright, Chief Executive
Officer and President